SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2007

Blackbaud, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 25, 2007, Blackbaud, Inc. (“Blackbaud”) entered into an Amended and Restated Credit Agreement (the “Credit Facility”) with the lenders referred to therein (the “Lenders”), Wachovia Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, and Wachovia Capital Markets, LLC as Sole Lead Arranger and Sole Book Manager. Blackbaud borrowed approximately $10.0 million under the Credit Facility at closing to payoff the principal and interest on the amounts outstanding under the prior facility.

The Credit Facility is a $75,000,000 facility that matures on July 25, 2012, subject to early termination by Blackbaud or the Administrative Agent, on behalf of the Lenders. The Credit Facility includes a revolving credit facility, swingline facility, letter of credit facility and incremental loan facility.

The aggregate principal amount of all outstanding loans under the revolving credit facility may not exceed the revolving credit commitment (or the total commitment of all revolving credit lenders to make revolving credit loans, purchase participations in letter of credit obligations and refund swingline loans) less the sum of all outstanding swingline loans and letter of credit obligations. The aggregate principal amount of all swingline loans may not exceed the lesser of (a) the revolving credit commitment less the sum of all outstanding revolving credit loans and the letter of credit obligations, and (b) the swingline commitment (or the lesser of $7,500,000 and the revolving credit commitment). The Issuing Lender is not obliged to issue any letter of credit if, after giving effect to the issuance, (a) the letter of credit obligations would exceed the lesser of $5,000,000 and the revolving credit commitment, or (b) the aggregate principal amount of outstanding revolving credit loans, plus the aggregate principal amount of outstanding swingline loans, plus the aggregate amount of letter of credit obligations would exceed the revolving credit commitment. Blackbaud may request incremental loans up to six (6) months prior to July 25, 2012, subject to certain terms and conditions. The aggregate principal amount of all incremental term loans must not exceed (a) $50,000,000 less (b) the sum of the aggregate principal amount of all prior or simultaneous increases in the revolving credit commitment and the aggregate principal amount of all prior incremental term loans. The amount of each incremental term loan must be at least $10,000,000. Blackbaud may increase the revolving credit commitment, subject to certain terms and conditions, up to six (6) months prior July 25, 2012. However, the aggregate number of all incremental term loans plus increases in the revolving credit commitment cannot exceed two (2).

Amounts outstanding under the Credit Facility are guaranteed pursuant to an Amended and Restated Guaranty Agreement dated July 25, 2007 by and among certain subsidiaries of Blackbaud, as Guarantors, in favor of Wachovia Bank, National Association, as Administrative Agent (the “Guaranty Agreement”). The obligations of Blackbaud under the Credit Facility are secured by the stock and LLC interests of Blackbaud’s subsidiaries and the proceeds therefrom pledged pursuant to a Pledge Agreement dated as of July 25, 2007 by and among Blackbaud and its subsidiaries in favor of Wachovia Bank, National Association, as Administrative Agent for the ratable benefit of itself and the Lenders (the “Pledge Agreement”).

The revolving credit loans and incremental term loans under the Credit Facility bear interest at a rate per annum equal to, at Blackbaud’s option, (a) a base rate equal to the higher of

(i) the prime rate and (ii) the Federal Funds Rate plus  1/2 of 1% (the “Base Rate”), plus an applicable margin as specified in the Credit Facility, or (b) the LIBOR Rate plus the applicable margin. Swingline loans bear interest at a rate per annum equal to the Base Rate plus the applicable margin.

The Credit Facility contains various representations, warranties and affirmative, negative and financial covenants customary for financings of this type. The affirmative covenants include requirements for Blackbaud and its subsidiaries to maintain their corporate existence; maintain their property and insurance; pay and perform their obligations; comply with laws and material contracts; as well as other requirements. The negative covenants include limitations on indebtedness; liens; loans, advances, investments and acquisitions; mergers and liquidation; sale of assets; dividends and distributions; exchange and issuance of capital stock; transactions with affiliates; accounting changes; amendments, payments and prepayments of subordinated indebtedness; changes in the nature of Blackbaud’s business or the business of any of its subsidiaries; and other matters. Financial covenants include a leverage test and a fixed charge test.

The Credit Facility also has customary defaults, including the nonpayment of principal of any loan or amounts drawn under letters of credit; nonpayment of interest on any loan, interest on amounts drawn under letters of credit, or any other obligation including fees, and such default continues for 3 business days; material misrepresentations; failure of the Borrower or any of its subsidiaries to observe any term, covenant, condition or agreement contained in any of the loan documents, and such default continues for thirty (30) days after written notice thereof has been provided; cross-defaults on other indebtedness greater than $1,000,000; a change in control; bankruptcy or insolvency; all judgments or orders for the payment of money that exceed $1,000,000 and continue without having been discharged, vacated, stayed or bonded pending appeal for thirty (30) days after entry thereof; and other matters. In an event of default under the Credit Facility, the obligations of the lenders terminate and the amounts outstanding, including all accrued interest and unpaid fees, become immediately due and payable.

The Credit Facility may be used to support commercial paper obligations. The Lenders and agents under the Credit Facility and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, cash management services, interest rate swaps and other advisory services to Blackbaud. These parties have received, and may in the future receive, customary compensation from Blackbaud for such services.

The descriptions of the Credit Facility, the Guaranty Agreement and Pledge Agreement provided above are qualified in their entirety by reference to the full and complete terms contained in the Credit Facility, Guaranty Agreement and Pledge Agreement which are filed as Exhibits 10.28, 10.29 and 10.30 to this report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described in Item 1.01 above, on July 25, 2007, Blackbaud entered into an Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement is attached hereto as Exhibit 10.28. The description of the Amended and Restated Credit Agreement in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.28	Amended and Restated Credit Agreement dated as of July 25, 2007 by and among Blackbaud, as Borrower, the Lenders, and Wachovia Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, and Wachovia Capital Markets, LLC as Sole Lead Arranger and Sole Book Manager.

10.29	Amended and Restated Guaranty Agreement dated as of July 25, 2007 by and among certain subsidiaries of Blackbaud, as Guarantors, in favor of Wachovia Bank, National Association, as Administrative Agent.

10.30	Pledge Agreement dated as of July 25, 2007 by and among Blackbaud, its subsidiaries in favor of Wachovia Bank, National Association, as Administrative Agent for the ratable benefit of itself and the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: July 31, 2007	/s/ Timothy V. Williams
Timothy V. Williams,
Senior Vice President and Chief Financial Officer